Exhibit 99.1

PagerDuty Appoints Scott Aronson to Board of Directors

Former Cloudera COO and VMware Executive Brings Deep Enterprise Operations Expertise as PagerDuty Scales Global Growth
SAN FRANCISCO - Jan. 20, 2026 - PagerDuty, Inc. (NYSE:PD), a global leader in digital operations management, announced today the appointment of Scott Aronson to the company's Board of Directors, with an effective date of February 9, 2026.
“Scott brings exceptional enterprise, go-to-market and operations leadership experience at a pivotal time for PagerDuty,” said Jennifer Tejada, Chairperson and CEO at PagerDuty. “His proven track record scaling global operations at companies like Cloudera and VMware, combined with his deep expertise across the entire technology stack, will be valuable as we accelerate our growth with enterprise customers worldwide. Scott's experience driving multi-billion dollar revenue organizations aligns ideally with our focus on becoming the digital operations technology leader.”
Aronson is an Operating Partner at Stripes, most recently advising innovative SaaS and native AI start-ups focused on the enterprise. He brings over 30 years of experience in the enterprise technology industry, spanning networking, compute, storage, infrastructure software, data, security, and applications. Prior to joining Stripes, Aronson was the Chief Operating Officer of Cloudera. Previously, he held C-level leadership positions at Pivotal Software and Medallia. Earlier in his career, Aronson was one of the early go-to-market leaders at VMware during a transformational growth period.

“PagerDuty is an essential platform for modern enterprises navigating the complexity of digital operations,” said Aronson. “I've seen firsthand across multiple companies and technology stacks how digital operations management transforms business resilience, agility, and performance. PagerDuty's evolution to flexible pricing and its position as the central platform for operations resonates deeply with what enterprises need today. I'm excited to help PagerDuty deliver that value to even more organizations worldwide and support the team in their next phase of growth.”

Aronson's appointment strengthens PagerDuty's Board with operational expertise as the company continues to expand its enterprise footprint and deliver the PagerDuty Operations Cloud platform to leading global organizations.

About PagerDuty
PagerDuty, Inc. (NYSE:PD) is a global leader in digital operations management. The PagerDuty Operations Cloud is an AI-powered platform that empowers business resilience and drives operational efficiency for enterprises. With a generative AI and agentic AI capabilities tightly integrated in the platform, PagerDuty empowers teams to accelerate incident detection through resolution, anticipate issues, and drive continuous improvement across their digital operations. Trusted by nearly half of the Fortune 500, half the Forbes AI 50, and approximately two-thirds of the Fortune 100, PagerDuty is essential for delivering always-on digital experiences to modern businesses. Learn more and try it for free at www.pagerduty.com.

The PagerDuty Operations Cloud
The PagerDuty Operations Cloud is an AI-powered platform that automates and orchestrates the entire incident management lifecycle—from detection to resolution, providing resilience at scale. Designed for mission-critical operations, the platform empowers teams to identify and diagnose disruptions in real time, mobilize the right teams to quickly streamline workflows to solve digital issues before they become incidents. The PagerDuty Operations Cloud is essential for delivering flawless, always-on digital experiences that organizations and consumers expect today.

Media Contact
Debbie O’Brien
media@pagerduty.com

Investor Contact
investor@pagerduty.com